Exhibit 3.65

THOMSONS LAWYERS ATTN: ADELINE TRAN

GPO BOX 1663

ADELAIDE SA 5001

Remove this top section if desired before framing

Certificate of Registration on Change of Name

This is to certify that

LLOYD OFF-SHORE HELICOPTERS PTY. LTD.

Australian Company Number 007 970 934

did on the second day of October 2012 change its name to

CHC HELICOPTER AUSTRALIA PTY LTD

Australian Company Number 007 970 934

The company is a proprietary company.

The company is limited by shares.

The company is taken to be registered under the Corporations Act 2001 in South Australia and the date of commencement of registration is the twenty-seventh day of October, 1981.

Issued by the Australian Securities and Investments Commission on this second day of October, 2012.

Certificate

Greg Medcraft

Chairman